Filed Pursuant to Rule 433

Registration No. 333-155283

Issuer Free Writing Prospectus dated September 8, 2010 relating to

Preliminary Prospectus Supplement dated September 8, 2010 to

Prospectus dated November 12, 2008

Unum Group

Final Term Sheet Relating to

$400,000,000 Aggregate Principal Amount of

5.625% Senior Notes due 2020

This term sheet relates to the senior notes referenced above (the “notes”) and should be read together with the preliminary prospectus supplement dated September 8, 2010 and the prospectus dated November 12, 2008 (including the documents incorporated by reference therein) relating to the notes offering before making a decision in connection with an investment in the notes. The information in this term sheet supersedes the information in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meanings ascribed to them in the preliminary prospectus supplement.

Issuer:	Unum Group (the “Issuer”)

Title of Notes:	5.625% Senior Notes due 2020

Aggregate Principal Amount Offered:	$400,000,000 aggregate principal amount of notes

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Public Offering Price:	99.879% of principal amount

Underwriting Discount:	0.65% of principal amount; $2,600,000 total

Proceeds, before Expenses:	99.229% of principal amount; $396,916,000 total

Stated Maturity Date:	September 15, 2020

Interest Payment Dates:	Semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2011

Record Dates:	March 1 and September 1

Coupon:	5.625% per annum

Redemption Provision:	Make Whole Call at any time at a discount rate of Treasury plus 45 basis points

Benchmark Treasury:	2.625% due August 15, 2020

Benchmark Treasury Price	99-27 1/2

Benchmark Treasury Yield:	2.641%

Spread over Benchmark:	300 basis points

Yield to Maturity:	5.641%

Day Count Convention:	30/360

Legal Format:	SEC Registered

CUSIP Number:	91529YAH9

Listing:	None

Anticipated Ratings:[1]

Moody’s	Baa3 (stable)

S&P	BBB- (stable)

Fitch	BBB (stable)

Trade Date:	September 8, 2010

Settlement Date:	T+5; September 15, 2010

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated, UBS Securities LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC

Senior Co-Manager:	SunTrust Robinson Humphrey, Inc.

Co-Managers:	Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc.

The Issuer has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement for this offering if you request them by contacting Morgan Stanley & Co. Incorporated, 180 Varick Street, 2nd Floor, New York, New York 10014; Attention: Prospectus Department or by email at prospectus@morganstanley.com; UBS Securities LLC, 299 Park Avenue, New York, New York 10171, Attention: Prospectus Specialist, or by phone at (877) 827-6444, extension 561 3884; J.P. Morgan Securities LLC collect at (212) 834-4533; or Wells Fargo Securities, LLC at (800) 326-5897.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

1 Agency ratings are not a recommendation to buy, sell or hold any security, and they may be revised or withdrawn at any time by the rating organization. Each agency’s rating should be evaluated independently of any other agency’s rating. The system and the number of rating categories can vary widely from rating agency to rating agency.